UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  July 21, 2006

THERMADYNE HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-22378	74-2482571
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

16052 Swingley Ridge Road, Suite 300
Chesterfield, Missouri	63017
(Address of principal executive offices)	(Zip Code)

(636) 728-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act.

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.              Entry into a Material Definitive Agreement.

On July 21, 2006, Thermadyne Holdings Corporation (the “Company”), Thermadyne Industries, Inc., their domestic subsidiaries and certain of their foreign subsidiaries (collectively with the Company, the “Thermadyne Parties”) amended its Second Amended and Restated Credit Agreement with General Electric Capital Corporation as Agent and Lender (the “GE Credit Agreement”) to (i) extend the time to provide annual audited financial statements for the period ended December 31, 2005 until July 27, 2006 and extend the time to provide certain of the monthly audited financial statements, (ii) modify the Minimum Fixed Charge coverage ratio and the Maximum Leverage Ratio covenants in the agreement, (iii) consent to an increase in the loans under the Second Lien Credit Agreement with Credit Suisse as Administrative Agent and Collateral Agent (the “Second Lien Credit Agreement”) by $20 million, (iv) waive any defaults with respect to compliance with financial covenants that may result from a recalculation of the ratios in those covenants as a result of a restatement of the Company’s financial statements, (v) require a minimum borrowing availability of $5 million at all times and (vi) amend the definition of EBITDA.

On July 21, 2006, the Thermadyne Parties also amended its Second Lien Credit Agreement to (i) increase the amount of the loans made pursuant to the agreement by $20 million to $50 million, (ii) waive compliance with the Maximum Leverage Ratio covenants in the agreement through June 30, 2007, (iii) add a fee for a prepayment of the loans before October 31, 2007, (iv) extend the time to provide annual audited financial statements for the period ended December 31, 2005 until September 15, 2006 and extend the time to provide certain of the monthly audited financial statements, (v) modify the Maximum Leverage Ratio covenant and (vi) amend the definition of EBITDA.  The $20 million proceeds of the additional loan will be used to prepay the term loan and a portion of the revolving credit facility under the GE Credit Agreement.

Copies of the amendments are filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.  The foregoing summary of the terms of these amendments is qualified in its entirety by reference to Exhibits 4.1 and 4.2.

Item 8.01.              Other Events.

On July 21, 2006, the Company issued a press release announcing the details of a consent solicitation (“Consent Solicitation”) seeking amendments to the Indenture (the “Indenture”), dated as of February 5, 2004, among the Company, certain subsidiaries of the Company as guarantors, and U.S. National Bank Association, as trustee (the “Trustee”), governing the Company’s 9 ¼% Senior Subordinated Notes due 2014 (the “Notes”).  A copy of this press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

On July 21, 2006, the Company initiated the Consent Solicitation seeking an amendment to the Indenture waiving existing defaults under the Indenture related to the failure of the Company to timely file its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 with the Securities and Exchange Commission.  The amendment would extend the time for filing the 2005 Annual Report and the first quarter 2006 Quarterly Report to August 21, 2006 and would extend the time by which the Company must file its second quarter 2006 Quarterly Report on Form 10-Q to December 17, 2006.  The Indenture would also be amended to provide for the payment of additional special interest on the Notes, initially at a rate of 1.25% per annum, subject to adjustment, and for the payment of a contingent cash consent fee to consenting holders of the Notes.

Approval of the amendment requires the consent of holders of a majority of the outstanding Notes. Holders of more than 50% of the Notes have committed to the Company to consent to the solicitation.  The expiration date for the Consent Solicitation is on July 31, 2006. The amendment would become effective upon execution by the Trustee and the Company (the “Effective Time”). Until the Effective Time, holders of the Notes may revoke consents and the Company may terminate or amend the terms of the Consent Solicitation, modify the format or amount of the consideration to be paid pursuant to the solicitation or waive any of the conditions to the solicitation, subject to applicable law.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description of Exhibit

4.1

Sixteenth Amendment and Limited Waiver to the Second Amended and Restated Credit Agreement dated July 21, 2006 among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of their subsidiaries and General Electric Capital Corporation as Agent and Lender.

4.2

Amendment No. 16, Waiver and Agreement to the Second Lien Credit Agreement dated July 21, 2006 among Thermadyne Holdings Corporation, Thermadyne Industries, Inc. and certain of their subsidiaries and Credit Suisse First Boston as Administrative Agent and Collateral Agent.

99.1	Press release of Thermadyne Holdings Corporation, dated July 21, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	July 21, 2006

THERMADYNE HOLDINGS CORPORATION

		By:	/s/ Patricia S. Williams
		Name:	Patricia S. Williams
		Title:	Vice President, General Counsel and
Corporate Secretary